Exhibit 10.2

CONSULTANT AGREEMENT

This Agreement is made and entered into as of July 2, 2007 (“Effective Date”) by and between Northstar Neuroscience, Inc., a Washington corporation, having its principal place of business at 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121 (“Northstar”) and Alan Levy, Ph.D. (“Contractor”).

1. Duties. During the term of this Agreement, Contractor shall serve Northstar and render such services as may be requested by Northstar’s President and CEO and its officers from time to time, including any specific duties described in the attached “Schedule of Duties.”

2. Term. This Agreement shall commence on the above date and continue until terminated by either party by giving two (2) weeks’ written notice.

3. Compensation. Northstar shall pay Contractor as fees for his services the compensation described in the attached “Schedule of Compensation.” Northstar will reimburse Contractor only for expenses that Northstar approves in advance in writing.

4. Intellectual Property Rights.

4.1 Innovations; Northstar Innovations. “Innovations” includes processes, machines, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Northstar Innovations” are Innovations that Contractor, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes within the scope of Contractor’s work for Northstar under this Agreement.

4.2 Disclosure and Ownership of Northstar Innovations. Contractor agrees to make and maintain adequate and current records of all Northstar Innovations, which records shall be and remain the property of Northstar. Contractor agrees to promptly disclose to Northstar every Northstar Innovation. Contractor hereby assigns to Northstar or Northstar’s designee Contractor’s entire worldwide right, title and interest in and to all Northstar Innovations and all associated records and intellectual property rights.

4.3 Assistance. Contractor agrees to assist Northstar in perfecting and enforcing Northstar’s worldwide rights, title and interest, in and to all patents, copyrights, moral rights, mask works, trade secrets, and other property rights in each of the Northstar Innovations. Contractor agrees to execute any lawful documents deemed reasonably necessary by Northstar to carry out the purpose of this Agreement. If called upon to render assistance under this paragraph, Contractor will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of Northstar. In the event that Northstar is unable for any reason to secure Contractor’s signature to any document Contractor is required to execute under this Paragraph 4.3 (Assistance), Contractor hereby irrevocably designates and appoints Northstar and Northstar’s duly authorized officers and agents as Contractor’s agents and attorneys-in-fact to act for and in Contractor’s behalf and instead of Contractor, to execute such document with the same legal force and effect as if executed by Contractor.

4.4 Out-of-Scope Innovations. If Contractor incorporates any Innovations that were conceived, reduced to practice, created, derived, developed or made by Contractor or any third party either outside

CONSULTANT AGREEMENT

of the scope of Contractor’s work for Northstar under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Northstar Innovations, Contractor hereby grants to Northstar a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense) to use any Out-of-Scope Innovations. Contractor agrees that Contractor will not incorporate, or permit to be incorporated, any Out-of-Scope Innovations into any of the Northstar Innovations without Northstar’s prior written consent.

5. Confidential Information.

5.1 Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Northstar, Northstar’s suppliers and customers, and includes, without limitation, Northstar Innovations, Northstar Property, and Northstar’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

5.2 Nondisclosure and Nonuse Obligations. Except as permitted in this paragraph, Contractor shall neither use nor disclose the Confidential Information. Contractor may use the Confidential Information solely to perform its duties under this Agreement for the benefit of Northstar. Contractor agrees that Contractor shall treat all Confidential Information of Northstar with the same degree of care as Contractor accords to Contractor’s own Confidential Information, but in no case less than reasonable care. If Contractor is not an individual, Contractor agrees that Contractor shall disclose Confidential Information only to those of Contractor’s employees who need to know such information, and Contractor certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to Contractor under this Agreement. Contractor agrees not to communicate any information to Northstar in violation of the proprietary rights of any third party. Contractor will immediately give notice to Northstar of any unauthorized use or disclosure of the Confidential Information. Contractor agrees to assist Northstar in remedying any such unauthorized use or disclosure of the Confidential Information.

5.3 Exclusions from Nondisclosure and Nonuse Obligations. Contractor’s obligations under Paragraph 5.2 (Nondisclosure and Nonuse Obligations) with respect to any portion of the Confidential Information shall not apply to any such portion which Contractor can demonstrate: (a) was in the public domain at or subsequent to the time such portion was communicated to Contractor by Northstar through no fault of Contractor; (b) was rightfully in Contractor’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Contractor by Northstar; or (c) was developed by employees of Contractor independently of and without reference to any information communicated to Contractor by Northstar. A disclosure of Confidential Information by Contractor, either (a) in response to a valid order by a court or other governmental body, (b) otherwise required by law, or (c) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Contractor shall provide prompt prior written notice thereof to Northstar to enable Northstar to seek a protective order or otherwise prevent such disclosure.

6. Ownership and Return of Northstar Property. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to Contractor by Northstar, whether delivered to Contractor by Northstar or made by Contractor in the performance of services under this Agreement (collectively, the “Northstar

CONSULTANT AGREEMENT

Property”), are the sole and exclusive property of Northstar or Northstar’s suppliers or customers, and Contractor hereby does and will assign to Northstar all rights, title and interest Contractor may have or acquire in the Northstar Property. Contractor agrees to keep all Northstar Property at Contractor’s premises unless otherwise permitted in writing by Northstar. At Northstar’s request and no later than five (5) days after such request, Contractor shall destroy or deliver to Northstar, at Northstar’s option, (a) all Northstar Property, (b) all tangible media of expression in Contractor’s possession or control which incorporate or in which are fixed any Confidential Information, and (c) written certification of Contractor’s compliance with Contractor’s obligations under this sentence.

7. Observance of Northstar Rules. At all times while on Northstar’s premises, Contractor will observe Northstar’s rules and regulations with respect to conduct, health and safety and protection of persons and property.

8. No Conflict of Interest. During the term of this Agreement, Contractor will not accept work, enter into a contract, or accept an obligation, inconsistent or incompatible with Contractor’s obligations under this Agreement. Contractor warrants that, there is no other contract or duty on Contractor’s part that conflicts with or is inconsistent with this Agreement. Contractor agrees to indemnify Northstar from any and all loss or liability incurred by reason of the alleged breach by Contractor of any agreement with any third party.

9. Noninterference with Business. During the term of this Agreement, and for a period of two (2) years following this Agreement’s termination or expiration, Contractor agrees that it shall not interfere with Northstar’s business in any manner, including, without limitation, the solicitation of any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Northstar.

10. Relationship Between Parties. Contractor’s relationship with Northstar is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Contractor will not be entitled to any of the benefits that Northstar may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Contractor is not authorized to make any representation, contract or commitment on behalf of Northstar unless specifically requested or authorized in writing to do so by a Northstar manager. Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Contractor’s compensation will be subject to withholding by Northstar for the payment of any social security, federal, state or any other employee payroll taxes. Northstar will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

11. Survival. Section 4 (Intellectual Property Rights), Section 5 (Confidential Information), Section 6 (Ownership and Return of Northstar Property), Section 9 (Noninterference with Business), Section 11 (Survival), Section 13 (Assignment), Section 14 (Severability), Section 16 (Governing Law; Jurisdiction), and Section 17 (Entire Agreement) shall survive the termination or expiration of this Agreement.

12. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

CONSULTANT AGREEMENT

13. Assignment. Contractor may not subcontract or otherwise delegate Contractor’s obligations under this Agreement without Northstar’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Northstar’s successors and assigns, and will be binding on Contractor’s assignees.

14. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

15. Waiver, Amendment. No term or provision hereof will be considered waived by Northstar, and no breach excused by Northstar, unless such waiver or consent is in writing signed by Northstar. The waiver by Northstar of, or consent by Northstar to, a breach of any provision of this Agreement by Contractor, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Contractor. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

16. Governing Law; Jurisdiction. This Agreement will be governed in all respects by the laws of the State of Washington. The parties irrevocably consent to the exclusive personal jurisdiction of the of the federal and state courts located in Washington, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Washington, such personal jurisdiction shall be nonexclusive.

17. Entire Agreement. This Agreement, and the attachments, constitute the entire agreement between the parties relating to this subject matter, and supersede all prior contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Schedules of Duties and Schedules of Compensation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NORTHSTAR		“Contractor”

Northstar Neuroscience, Inc.		Alan Levy, Ph.D.

By:	/s/ John S. Bowers Jr.	By:	/s/ Alan J. Levy, Ph.D.
Name:	John S. Bowers Jr.	Name:	Alan J. Levy, Ph.D.
Title:	President and Chief Executive Officer	Title:	Consultant

SCHEDULE OF DUTIES

In addition to his duties and responsibilities associated with his position as Chairman of the Board of the Company, for which Dr. Levy will not be compensated under this Agreement, Dr. Levy may perform some or all of the following additional duties:

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Meet with, and/or participate in conference calls with, investors and/or prospective investors other than in a general capacity. Example of these meetings include: one vs. one meetings associated with non-deal road shows, investor conferences, financing events, and investor diligence calls.

•	Participate in Company meetings to evaluate clinical opportunities, clinical trials, and other related clinical, research or product development activities.

•	Participate in review of and generation of intellectual property filings.

•	Other duties as assigned or approved by Northstar’s President and CEO.

SCHEDULE OF COMPENSATION

For those duties that outside the scope of what would be reasonably expected from the Company’s Chairman of the Board, Contractor will be compensated as follows:

•	For engagements less than four hours in duration, at the rate of $200 per hour.

•	For engagements of four hours or more in duration (in a single seating), the day rate of $1,500 per day.

•	Travel time for out of town engagements will be paid at 1/2 the prevailing rate as outlined above.

The Company will also reimburse all ordinary, customary and reasonable business expenses of Contractor provided that they were incurred on behalf of the Company or as a result of the Company’s request, they have a valid business purpose, and that they are supported by appropriate expense documentation.